Loan Agreement

This Loan Agreement (this “Agreement”), is executed as of this 22 day of March, 2022 (the “Effective Date”)

by and between

Go Go Buyers, hereinafter referred to as the “Borrower” which expression unless repugnant to the context shall mean and includes its legal representatives, assignee, nominee(s) and administrator;

and

Sna Ny, hereinafter referred to as the “Lender” which expression unless repugnant to the context shall mean and includes its legal representatives, assignee, nominee(s) and administrator;

WHEREAS at the request of the Borrower, the Lender has agreed to grant a Loan not exceeding a sum of $60,000 to the Borrower for a period of 1 (one) year on terms and conditions hereinafter contained.

The parties agree as follows:

1.	Loan Amount: The Lender agrees to loan the Borrower the principal sum of $60,000 (the “Loan”), together with interest on the outstanding principal amount of the Loan (the "Principal Balance"), and in accordance with the terms set forth below.

2.	Interest: The Principal Balance shall bear interest at the rate of 0 % per annum, accruing daily. Notwithstanding, the total interest charged shall not exceed the maximum amount allowed by law and the Borrower shall not be obligated to pay any interest in excess of such amount.

3.	Entire Agreement: This Agreement contains the entire understanding between the parties and supersedes and cancels all prior agreements of the parties, whether oral or written, with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

SIGNATURES

________________ Go Go Buyers

Borrower’s Signature Borrower’s Full Name

Sna Ny

__________________________

Lender’s Signature Lender’s Full Name